As filed with the Securities and Exchange Commission on January 29, 2010
Registration Statement No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ATS CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	11-3747850
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7925 Jones Branch Drive, McLean, Virginia	22102
(Address of principal executive offices)	(zip code)

ATS CORPORATION 2007 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Dr. Edward H. Bersoff
Chairman, President and Chief Executive Officer
ATS Corporation
7925 Jones Branch Drive
McLean, Virginia 22102
(571) 766-2400

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Large accelerated filer ¨	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if smaller reporting company)

Copies to:
James J. Maiwurm
Squire, Sanders & Dempsey L.L.P.
14th Floor
8000 Towers Crescent Drive
Tysons Corner, Virginia 22182

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to Be	Offering	Aggregate	Amount of
to Be Registered	Registered[1]	Price per Share[2]	Offering Price[2]	Registration Fee[2]
Common Stock, $.0001 par value	100,000 shares[3]	$2.53	$253,000	$18.04

[1]
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued to prevent dilution resulting from any stock split, stock dividend or other similar transaction.

[2]
This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the Registrant’s common stock on January 28, 2010 as reported on the NYSE Amex.

[3]	Consists of additional shares authorized as of January 1, 2010, under the evergreen provision of the 2007 Employee Stock Purchase Plan.

EXPLANATORY NOTE

This Registration Statement is intended to register a total of 100,000 shares of common stock, par value $.0001 per share, to be issued by ATS Corporation, a Delaware corporation (the “Registrant”), pursuant to the Registrant's 2007 Employee Stock Purchase Plan (the “Plan”).  The number of shares of common stock of the Registrant available for issuance under the Plan is subject to an automatic annual increase by an amount equal to the lesser of (i) one hundred thousand (100,000) shares of common stock, (ii) one percent (1%) of the number of shares of the Registrant’s common stock outstanding as of the first day of the Registrant’s fiscal year, or (iii) a lesser amount as determined by the Board of Directors (the “evergreen provision”).  For 2010, the Board of Directors has authorized an increase of one hundred thousand (100,000) shares of the Registrant’s common stock under the Plan.  This Registration Statement registers the 100,000 additional shares of common stock available for issuance pursuant to the evergreen provision for fiscal year 2010.

These shares are in addition to the 1,500,000 shares of common stock registered on the Company’s Form S-8 filed on September 14, 2007 (Commission File No. 333-146075) (the “Prior Registration Statement”), and those shares of common stock previously registered pursuant to other annual evergreen provisions.  This Registration Statement relates to securities of the same class as those to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities.  Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of the Registration Statement, except as amended hereby.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by ATS Corporation (the “Registrant”) with the United States Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

(b)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(c)
our Current Reports on Form 8-K and 8-K/A dated February 17, 2009, March 4, 2009, March 12, 2009, May 6, 2009, June 1, 2009, June 5, 2009, June 30, 2009, August 10, 2009, December 17, 2009 and January 4, 2010;

(d)	our Definitive Proxy Statement filed March 24, 2009; and

(e)
the description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on September 30, 2005 (File No. 000-51552) under the Exchange Act, including any amendment or report filed for the purpose of updating such description (including the Registrant’s Form 8-A filed on January 4, 2010 (File No. 001-34595) under the Exchange Act to reflect the Registrant’s switch in exchange listing from the OTCBB to NYSE Amex).

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, are incorporated by reference herein and are a part of this Registration Statement from the date of the filing of such reports and documents.  Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, nor in any document or information deemed to have been furnished and not filed in accordance with SEC rules.

You may obtain a copy of any of the agreements summarized herein (subject to certain restrictions because of the confidential nature of the subject matter) or any of our SEC filings without charge by written or oral request directed to ATS Corporation, 7925 Jones Branch Drive, McLean, Virginia 22102, Attention:  Chief Financial Officer.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the shares of common stock registered under this Registration Statement has been passed upon for the Registrant by Squire, Sanders & Dempsey L.L.P.

Item 6.	Indemnification of Directors and Officers.

The Registrant has adopted provisions in its Second Amended and Restated Certificate of Incorporation that limit or eliminate the personal liability of the Registrant’s directors to the maximum extent permitted by the Delaware General Corporation Law (the “DGCL”). The DGCL expressly permits a corporation to provide that its directors will not be liable for monetary damages for a breach of their fiduciary duties as directors, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to unlawful stock repurchases, redemptions or other distributions or payment of dividends); or (iv) for any transaction from which the director derived an improper personal benefit. These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

The Registrant’s Second Amended and Restated Certificate of Incorporation also obligates it to indemnify the Registrant’s directors, officers, employees and agents to the fullest extent permitted under the DGCL, subject to limited exceptions.  Section 145 of the DGCL provides, in effect, that any person made a party to any action by reason of the fact that he or she is or was our director, officer, employee or agent may and, in certain cases, must be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him or her as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests.  This indemnification does not apply, (i) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for expenses, and, (ii) in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his or her conduct was unlawful.  Also, the Registrant may be required to advance expenses to its directors, officers, employees and agents in connection with legal proceedings, subject to limited exceptions.

The Registrant may enter into separate indemnification agreements with its directors and officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements could require the Registrant, among other things, to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors and officers, other than liabilities arising from willful misconduct. These indemnification agreements may also require the Registrant to advance any expenses incurred by the directors and officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance if available on reasonable terms.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

4.1	Second Amended and Restated Certificate of Incorporation dated January 16, 2007 (incorporated by reference to Exhibit 3.1 to a Current Report on Form 8-K filed January 19, 2007)

4.2	Amended By-Laws (incorporated by reference to Exhibit 3.1 to a Current Report on Form 8-K filed May 6, 2009)

4.3	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1, as amended, initially filed on May 4, 2005)

4.4	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1, as amended, initially filed on May 4, 2005)

4.5	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1, as amended, initially filed on May 4, 2005)

4.6	Warrant Agreement between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.4 in our Annual Report on Form 10-K filed March 31, 2006)

4.7	Warrant Clarification Agreement between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.1 to a Current Report on Form 8-K filed March 14, 2007)

5.1	Opinion of Squire, Sanders & Dempsey L.L.P.

23.1	Consent of Squire, Sanders & Dempsey L.L.P. (incorporated by reference from Exhibit 5.1).

23.2	Consent of Eisner LLP

23.3	Consent of Grant Thornton LLP

24.1	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement)

99.1	ATS Corporation 2007 Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-8 filed September 14, 2007)

Item 9.	Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, That:

(A)
Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement; and

(B)
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(C)
Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Virginia, on January 29, 2010.

ATS CORPORATION

By:	/s/ Edward H. Bersoff
Dr. Edward H. Bersoff
Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward H. Bersoff and Pamela A. Little, and each of them, his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant on the dates and in the capacities indicated.  This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Name	Position	Date

/s/ Edward H. Bersoff	Chairman and Chief Executive Officer and Director	January 29, 2010
Dr. Edward H. Bersoff	(Principal Executive Officer)

/s/ Pamela A. Little	Executive Vice President and Chief Financial Officer	January 29, 2010
Pamela A. Little	(Principal Financial Officer)

/s/ Kevin Flannery	Director	January 29, 2010
Kevin Flannery

/s/ Joel R. Jacks	Director	January 29, 2010
Joel R. Jacks

/s/ Joseph A. Saponaro	Director	January 29, 2010
Joseph A. Saponaro

/s/ Peter M. Schulte	Director	January 29, 2010
Peter M. Schulte

/s/ Edward J. Smith	Director	January 29, 2010
Edward J. Smith

/s/ Jack Tomarchio	Director	January 29, 2010
Jack Tomarchio

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Second Amended and Restated Certificate of Incorporation dated January 16, 2007 (incorporated by reference to Exhibit 3.1 to a Current Report on Form 8-K filed January 19, 2007)

4.2	Amended By-Laws (incorporated by reference to Exhibit 3.1 to a Current Report on Form 8-K filed May 6, 2009)

4.3	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1, as amended, initially filed on May 4, 2005)

4.4	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1, as amended, initially filed on May 4, 2005)

4.5	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1, as amended, initially filed on May 4, 2005)

4.6	Warrant Agreement between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.4 in our Annual Report on Form 10-K filed March 31, 2006)

4.7	Warrant Clarification Agreement between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.1 to a Current Report on Form 8-K filed March 14, 2007)

5.1	Opinion of Squire, Sanders & Dempsey L.L.P.

23.1	Consent of Squire, Sanders & Dempsey L.L.P. (incorporated by reference from Exhibit 5.1).

23.2	Consent of Eisner LLP

23.3	Consent of Grant Thornton LLP

24.1	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement)

99.1	ATS Corporation 2007 Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-8 filed September 14, 2007)